[LOGO] PMA CAPITAL
       A Specialty Risk Management Company

Mellon Bank Center   Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590                                        PRESS RELEASE
================================================================================
For Release:  Immediate

    Contact:  Albert D. Ciavardelli
              (215) 665-5063

                PMA Capital Announces First Quarter 2001 Results
                ------------------------------------------------

Philadelphia, PA, May 2, 2001 -- PMA Capital (NASDAQ: PMACA) today announced first quarter 2001 after-tax operating income of $5.7 million, or $0.26 per diluted share, which excludes net realized investment gains and losses. For the same period last year, after-tax operating income was $7.9 million, or $0.35 per diluted share. Net income for the first quarter of 2001 was $8.1 million, or $0.37 per diluted share, compared with $4.4 million, or $0.19 per diluted share, for the comparable period of 2000. Included in net income for the first quarter of 2001 were after-tax net realized investment gains of $2.4 million, compared with after-tax losses of $3.5 million for the same period last year.

First quarter 2001 results include an after-tax gain of $6.3 million, or $0.29 per diluted share, from the sale of real estate, as well as a tax benefit of $10.1 million, or $0.46 per diluted share, resulting from the completion of an IRS examination. Partially offsetting the favorable impact on earnings from these events were after-tax losses of $14.5 million, or $0.66 per diluted share, at PMA Capital's excess and surplus lines company, Caliber One. These losses primarily relate to exposures from professional liability policies written in 1999 and 2000 for the nursing home class of business, all of which have been cancelled or non-renewed.

"Our expectations for an improving rate environment were realized in all of our business segments in the first quarter. Our largest businesses, PMA Re and The PMA Insurance Group, have combined a firming price environment and underwriting discipline into solid first quarter earnings and a good start for 2001," stated John W. Smithson, President and Chief Executive Officer of PMA Capital.

Looking ahead to the remainder of 2001, Smithson commented, "Our premium writings are on track in all of our businesses and should benefit from the current pricing environment. However, adjusting for actual first quarter results, our current outlook for 2001 is for after-tax earnings per diluted share to range from $0.70 to $1.00."

Smithson added, "As the property and casualty insurance industry transitions from a soft market, characterized by intense competition leading to prolonged weak pricing and low earnings, to the current environment of stronger pricing and improving fundamentals, we remain committed to increasing our earnings over the long-term."

Financial Condition
-------------------
Total assets were $3.5 billion as of March 31, 2001 and December 31, 2000. Shareholders' equity was $459.3 million as of March 31, 2001, compared with $440.0 million as of December 31, 2000. The increase in shareholders' equity primarily reflects a $15.2 million improvement in the after-tax market value of invested assets primarily as a result of a decline in interest rates since year-end 2000.

Book value per share, excluding unrealized gains and losses on fixed maturities, was $21.32 as of March 31, 2001, compared with $21.07 as of December 31, 2000 and $21.42 as of March 31, 2000.

PMA Re
------
PMA Re reported pre-tax operating income of $5.9 million for the first quarter of 2001, compared with $14.0 million for the same period last year. Last year's first quarter results benefited from favorable prior year loss development, whereas such a benefit was absent from earnings for the first quarter of 2001. Lower net investment income in the first quarter of 2001 also contributed to PMA Re's earnings decline quarter over quarter.

Net premiums written were $63.9 million in the first quarter of 2001, compared with $67.3 million for the same period last year. The decline in net premiums written for the first quarter of 2001 was due to lower premiums for the Specialty and Traditional treaty reinsurance units reflecting PMA Re's unwillingness to underwrite accounts that did not meet its price guidelines. Partially offsetting these declines was growth in premiums for PMA Re's Finite Risk and Financial Products unit.

"Throughout 2000 and so far in 2001, PMA Re continues to place significant focus on prudent underwriting and reserving. The current book of business has contributed to earnings consistent with our expectations over the last couple of quarters, resulting in a combined ratio during that time of approximately 109%," stated Smithson. Commenting on expectations for 2001, Smithson said, "Results for the reinsurance industry in 2000 were the worst in recent years, which we believe should lead to a return to underwriting discipline and a tighter reinsurance market. Indeed, we are now seeing encouraging improvement in the underwriting environment. So far in 2001, PMA Re has benefited from the improving market conditions and has achieved meaningful rate increases along with improvements in contract terms and conditions in most lines of business. PMA Re will continue to selectively participate in treaties where it believes it is adequately compensated for underwriting risk."

The combined ratio, as computed using generally accepted  accounting  principles
(GAAP), was 108.4% for the first quarter of 2001, compared with 100.3% for the same period last year.

Net investment income was $12.2 million for the first quarter of 2001, compared with $14.1 million for the same period last year. The $1.9 million decline for the quarter primarily reflects the lower average invested assets and higher interest charges on funds held retrocessional arrangements, which are netted against investment income.

The PMA Insurance Group
-----------------------
The PMA Insurance Group reported pre-tax operating income of $5.7 million for the first quarter of 2001, compared with $5.6 million for the same period last year. The modest improvement in operating income primarily reflects improved loss experience, partially offset by lower investment income.

For the first quarter of 2001, direct premiums written by The PMA Insurance Group increased 36% to $141.3 million, compared with $104.2 million for the first quarter of 2000. Net premiums written increased 46% to $127.9 million for the first quarter of 2001, compared with $87.4 million of net premiums written during the first quarter of 2000. The significant growth in premiums for the quarter reflects improved pricing in all of The PMA Insurance Group's lines of business, including the workers' compensation line. In addition, The PMA Insurance Group's focused marketing efforts have contributed to an expanding and deepening presence throughout its marketing territory.

Commenting on The PMA Insurance Group's quarterly performance, Smithson said, "The benefits of today's improving commercial insurance marketplace are evident in our first quarter results, as both premium volume and operating earnings have improved. The PMA Insurance Group has positioned itself solidly within its primary markets and is taking advantage of these improving fundamentals. Average rate increases so far in 2001 are in excess of 10 percent across nearly all of our commercial lines, including our workers' compensation business. The improving rates and our broadened market reach are providing ample opportunities to add to The PMA Insurance Group's profitable book of business."

The GAAP combined ratio was 105.7% for the first quarter of 2001, compared with 113.1% for the comparable period last year.

Net investment income was $9.6 million for the first quarter of 2001, down from $12.2 million for the same period last year. The decline reflects a lower invested asset base resulting from the paydown of prior years' losses and a reduction in invested assets as part of reinsuring liabilities of The PMA Insurance Group's former run-off operations.

Caliber One
-----------
For the first quarter of 2001, Caliber One reported a pre-tax operating loss of $22.3 million compared with a loss of $2.3 million for the same period last year. Caliber One's first quarter 2001 pre-tax operating loss includes $18.8 million from the effects of higher than anticipated claims frequency and severity relating to certain casualty and property lines of business, primarily professional liability coverages for the nursing home class of business, for policies written in the latter part of 1999 and early 2000. As a result of its quarterly actuarial loss reserve adequacy review, which took into account higher than previously anticipated loss emergence patterns on these lines of business, management increased its estimate of the ultimate losses and loss adjustment expenses for these exposures. Caliber One withdrew from the nursing home class during 2000.

Caliber One's gross premiums written were $32.7 million for the first quarter of 2001, compared with $33.2 million for the first quarter of 2000. Net premiums written declined to $3.4 million from $9.7 million, due to the impact of higher ceded premiums on reinsurance covering the higher than expected loss experience in the first quarter of 2001.

"Caliber One's first quarter performance is an obvious disappointment from the standpoint that business written in prior years, substantially all of which we have non-renewed or cancelled, has negatively impacted our earnings this quarter," stated Smithson. "In today's improving marketplace, the excess and surplus lines sector of the property/casualty industry is enjoying significant growth opportunities. We expect that Caliber One's current underwriting focus, pricing discipline and customer service will enable us to benefit over the long-term from our participation in the excess and surplus lines market."

Corporate and Other
-------------------
The Corporate and Other segment includes unallocated investment income and expenses, including debt service, as well as the results of certain of the Company's real estate properties. For the first quarter of 2001, Corporate and Other had pre-tax operating income of $4.4 million, compared with pre-tax operating losses of $5.1 million for the same period last year. Results for the first quarter of 2001 include a pre-tax gain of $9.8 million from the sale of certain real estate properties, which netted PMA Capital $14.4 million of cash proceeds in the first quarter.

Share Repurchase Plan
---------------------
During the first quarter of 2001, PMA Capital repurchased 80,000 shares of its Class A Common stock at a cost of $1.4 million (average per share price was $17.84). Since the inception of its share repurchase program in February 1998, PMA Capital has repurchased a total of 3.6 million shares at a total cost of $68.9 million (average per share price was $19.19).

As of May 2, 2001, the remaining share repurchase authorization was $21.1 million.

Quarterly Dividends
-------------------
On May 2, 2001, PMA Capital's Board of Directors declared regular quarterly dividends on its Class A Common stock of $0.105 per share to shareholders of record on June 11, 2001. The dividends will be paid on July 2, 2001. PMA Capital has paid consecutive quarterly dividends to its shareholders for the past 85 years.

Business Outlook
----------------
Based on management's current expectations, the estimated range of consolidated after-tax operating earnings for 2001, a key performance measure, is between $0.70 and $1.00 per diluted share. This statement is forward-looking, and actual results may differ materially. Please see the Cautionary Statements that follow for the factors that may cause actual results to differ materially from our current expectations.

Status of Business Outlook
--------------------------
PMA Capital's corporate representatives authorized to speak on behalf of the Company may meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, PMA Capital's spokespersons may reiterate the Business Outlook published in this press release. At the same time, PMA Capital will keep this press release, including this Business Outlook publicly available on its website at http://www.pmacapital.com. Prior to the start of the Quiet Period (described below), the public can continue to rely on this Business Outlook as still being PMA Capital's current expectations on matters covered, unless PMA Capital publishes a press release stating otherwise.

Beginning July 18, 2001, PMA Capital will observe a "Quiet Period" during which the Business Outlook as provided in this press release and the Company's periodic filing on Form 10-Q no longer constitute the Company's current expectations. During the Quiet Period, the Business Outlook in these documents should be considered to be historical, speaking as of prior to the beginning of the Quiet Period only and not subject to update by the Company. During the Quiet Period, PMA Capital spokespersons will not comment concerning the Business Outlook or PMA Capital's financial results or expectations. The Quiet Period will extend until the day when PMA Capital's next quarterly Earnings Release is published, currently scheduled for August 1, 2001.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this press release, including in the Business Outlook section and made by John W. Smithson, and oral statements made by individuals authorized to speak on behalf of PMA Capital Corporation (the "Company") that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and the Company's current operating plans based on assumptions regarding future events. The Company's actual results could differ materially from those expected by the Company's management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

o changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
o regulatory or tax changes, including changes in risk-based capital or other regulatory standards that affect the cost of or demand for the Company's products or otherwise affect the ability of the Company to conduct its business;
o competitive conditions resulting from the significant amount of capital in the property and casualty insurance marketplace that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
o the effect of changes in workers' compensation statutes and their administration;
o the Company's ability to predict and effectively manage claims related to insurance and reinsurance policies;
o the lowering or loss of one or more of the financial strength or claims paying ratings of the Company's insurance subsidiaries;
o    adequacy of reserves for claim liabilities;
o adverse property and casualty loss development for events the Company insured in prior years;
o    adequacy and collectibility of reinsurance purchased by the Company;
o    severity of natural disasters and other catastrophes;
o    reliance on key management; and
o other factors disclosed from time to time in the Company's most recent Forms 10-K, 10-Q and 8-K filed by the Company with the Securities and Exchange Commission.

Investors should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital's First Quarter Statistical Supplement, which provides more detailed historical information about PMA Capital and its insurance businesses, is available on our website. Please see the Investor Information section of our website at http://www.pmacapital.com. You can also obtain a copy of this report from the Company by sending your request to:
                  Albert Ciavardelli
                  Vice President - Finance
                  PMA Capital Corporation
                  1735 Market Street
                  Philadelphia, PA 19103

Alternatively, you may send in your request by telephone (215.665.5063) or by e-mail to aciavardelli@pmare.com.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital's subsidiaries include: 1) property and casualty reinsurance, underwritten and marketed through PMA Re; 2) workers' compensation, integrated disability and other commercial property and casualty lines of insurance in the Mid-Atlantic and Southern regions of the United States, underwritten and marketed under the trade name The PMA Insurance Group; and 3) excess and surplus lines coverages, underwritten and marketed by Caliber One.

                             PMA Capital Corporation
                                 Financial Data
                (Dollars in thousands, except per share amounts)


----------------------------------------------------------------------------------------
                                                       Three months ended March 31,
Income Statement Data:                                         2001              2000
----------------------------------------------------------------------------------------
Net premiums written:
      PMA Re                                           $     63,927      $     67,313
      The PMA Insurance Group                               127,865            87,446
      Caliber One                                             3,431             9,674
      Corporate and Other                                      (202)              (94)
                                                       -------------------------------
Consolidated                                           $    195,021      $    164,339
                                                       ===============================

Revenues:
Net premiums earned:
      PMA Re                                           $     73,894      $     63,458
      The PMA Insurance Group                                80,118            57,092
      Caliber One                                               402             5,771
      Corporate and Other                                      (202)              (94)
                                                       -------------------------------
Consolidated net premiums earned                            154,212           126,227
Net investment income                                        22,333            27,402
Realized gains (losses)                                       3,751            (5,461)
Other revenues                                               13,303             3,387
                                                       -------------------------------
Consolidated revenues                                  $    193,599      $    151,555
                                                       ===============================

Components of operating income (loss) (1):
      PMA Re                                           $      5,922      $     13,983
      The PMA Insurance Group                                 5,717             5,602
      Caliber One                                           (22,313)           (2,273)
      Corporate and Other                                     4,374            (5,112)
                                                       -------------------------------
Pre-tax operating income (loss)                        $     (6,300)     $     12,200
                                                       ===============================
After-tax operating income                             $      5,653      $      7,928
                                                       ===============================
Net income                                             $      8,091      $      4,378
                                                       ===============================

Weighted average common shares outstanding:
      Basic                                              21,503,327        22,265,688
      Diluted                                            21,907,964        22,816,287

After-tax operating income per share:
      Basic                                            $       0.26      $       0.36
                                                       -------------------------------
      Diluted                                          $       0.26      $       0.35
                                                       -------------------------------
Net income per share:
      Basic                                            $       0.38      $       0.20
                                                       -------------------------------
      Diluted                                          $       0.37      $       0.19
                                                       -------------------------------

Balance Sheet Data:                                  March 31, 2001    December 31, 2000
--------------------------------------------------   --------------    -----------------
Total assets                                           $  3,518,087      $  3,469,406
Shareholders' equity                                   $    459,349      $    440,046
Shareholders' equity per share (including FAS 115)     $      21.35      $      20.40
Shareholders' equity per share (excluding FAS 115)     $      21.32      $      21.07
----------------------------------------------------------------------------------------

(1) Pre-tax operating income (loss) represents pre-tax income (loss) from continuing operations, but excluding net realized investment gains (losses). After-tax operating income (loss) is net income (loss) excluding after-tax net realized investment gains (losses) and the cumulative effect of accounting changes.